Exhibit 99.1

PRESS RELEASE Contact: eLoyalty Corporation Bill Noon, Vice President, Chief Financial Officer (847) 582-7019 ir@eloyalty.com	eLoyalty Corporation 150 Field Drive, Suite 250 Lake Forest, Illinois 60045 www.eloyalty.com t 847.582.7000 f 847.582.7001

eLoyalty Announces First Quarter 2011 Results

LAKE FOREST, IL, May 12, 2011 – eLoyalty Corporation (Nasdaq: ELOY), a leading Behavioral Analytics services and Integrated Contact Solutions company, today announced financial results for the first quarter ended April 2, 2011.

On March 17, 2011, eLoyalty Corporation signed a definitive agreement to sell its Integrated Contact Solutions (“ICS”) business unit and “eLoyalty” registered trademark / trade name to a subsidiary of TeleTech Holdings, Inc. As a result, the company has classified the ICS business unit as discontinued operations and the associated results of operations, financial position, and cash flows have been separately recorded as appropriate.

The table below describes the Q1 2011 performance of each of eLoyalty’s business units:

	Behavioral Analytics	ICS	Total

Services Revenues	$6.5m	$10.8m	$17.3m

Total Revenues	$6.6m	$13.7m	$20.3m

Business Unit Margin	($0.8m)	$2.1m	$1.3m

The company incurred General and Administrative costs in Q1 of approximately $3.4 million, excluding stock-based compensation costs of $0.3 million. This total includes approximately $1.5 million of costs related to the ICS divestiture.

ICS Divestiture

Subject to the vote of eLoyalty’s shareholders on May 19th and other customary closing conditions, eLoyalty expects to complete the ICS divestiture prior to the end of Q2 2011. The proceeds of this transaction, after adjustments for prepaid contracts and working capital, are currently expected to be approximately $34.5 million. Transaction costs and taxes associated with this divestiture are estimated to be approximately $4.2 million.

Mattersight Launch

Upon completion of the divesture of the ICS business, the remaining entity will operate under the name Mattersight Corporation. Mattersight™ will be a leader in enterprise analytics as a service. The cornerstone of the company’s business is its Behavioral Analytics Service. Behavioral Analytics captures, analyzes, and creates insight from unstructured conversations, emails, and employee desktop activity.

Mattersight has the foundational building blocks in place to become a highly successful company, including:

•

Enterprise Analytics Footprint: The company applies millions of proprietary algorithms to previously unstructured and unanalyzed customer and employee interactions. The company’s analytics are used in service, sales and collections calls centers. The company has also deployed analytics applications for Fraud; Customer Retention and the Back Office.

•	Analytics as a Service in the Cloud: Mattersight’s analytics are delivered in the cloud and virtually all of the company’s revenues are recurring.

•	Significant Returns for Our Customers: The company’s unique analytics and delivery model generates 2x to 10x returns for the company’s customers.

•

Impressive Customer List: The company has built an impressive customer list including, 3 of the top 5 HMOs; 3 of the top 4 Property & Casualty companies; the 3rd largest retail bank; and 1 of the 2 largest Prescription Benefit Management companies.

•

Large and Sticky Customer Relationships: The company’s average revenue per customer is in excess of $1 million per year. The company’s typical contract is between $3 million and $20 million and runs for an initial duration of 3 to 5 years, with a number of the company’s earliest customers having signed extensions of an additional 3 to 5 years.

•	Significant Revenue Visibility: The company has Contract Backlog¹ of $80.1 million, and its revenue retention rate is 95%.

•	Increasing Revenue Momentum: The company signed approximately $42 million of contracts in the last three quarters and continues to have a strong pipeline.

Mattersight will operate under the “See What Matters™” tagline and will launch its new brand immediately following the closing of the ICS divestiture. Mattersight’s trading symbol for its common stock on the Nasdaq Global Market will be “MATR”.

Mattersight Overview and Outlook

Based on strong bookings the company achieved in the last two quarters of 2010, and its continuing strong pipeline, the company expects Mattersight to achieve a significant increase in its subscription revenues over the remainder of 2011.

The strong revenue growth over the next three quarters is expected to drive significant operating leverage. Offsetting some of this increased operating leverage, will be the investments the company expects to make to build Mattersight’s sales team and develop additional product functionality.

In addition, the company expects to significantly reduce Mattersight’s G&A costs. These costs, excluding stock-based compensation, are expected to decrease from $1.9 million in Q1 2011 to approximately $1.4 million in Q4 2011 (stock-based compensation is anticipated to be $0.2 million in Q4 2011).

Q2 Guidance

The company currently expects its Q2 Behavioral Analytics services revenues will be approximately $6.7 million and its Q2 ICS services revenues will be approximately $12.0 million.

Conference Call Information

eLoyalty management will host a conference call at 5:00 p.m. ET on Thursday, May 12, 2011. A webcast of the conference call and slide presentation will be available live via the Internet at the Investor Relations section of eLoyalty’s web site at http://www.eloyalty.com/investor/ where this press release, as well as other financial information that will be discussed on that call, is also available. For those who cannot access the live broadcast, or the continued availability on eLoyalty’s website, a replay of the conference call will also be available beginning approximately two hours after the live call is completed until May 26, 2011, by dialing (800) 642-1687 or, for international callers, (706) 645-9291 and entering conference ID number 59884355.

About eLoyalty

eLoyalty enables its customers to achieve breakthrough results with revolutionary analytics and implementation of advanced VoIP applications. eLoyalty’s principal offerings include the Behavioral Analytics Service and Integrated Contact Solutions (ICS).

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and other matters that are not strictly historical in nature. These forward-looking statements are based on current management expectations, forecasts and assumptions, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. The risks, uncertainties and other factors that might cause such a difference include those described under “Forward-Looking Statements” and “Risk Factors” in eLoyalty’s Form 10-K, Form 10-Q and other filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. They reflect opinions, assumptions and estimates only as of the date they are made, and eLoyalty Corporation undertakes no obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

eLoyalty uses the term “backlog” to reflect the estimated future amount of Managed services revenue related to its Managed services contracts. The value of these contracts is based on anticipated usage volumes over the anticipated term of the agreement. The anticipated term of the agreement is based on the contractually agreed fixed term of the contract, plus agreed upon, but optional, extension periods. Anticipated volumes may be greater or less than anticipated. In addition, these contracts typically are cancellable without cause based on the customer making a substantial early termination payment or forfeiture of prepaid contract amounts. The reported backlog is expected to be recognized as follows: $19.6m in 2011; $27.0m in 2012; $19.4m in 2013; $14.1m in 2014 and thereafter.

eLoyalty Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share data)

	For the Three Months Ended
	April 2, 2011	March 27, 2010
Revenue:
Services revenue	$6,547	$7,997
Reimbursed expenses	77	199

Total revenue	6,624	8,196
Operating expenses:
Cost of services	3,104	4,372
Reimbursed expenses	77	199

Total cost of revenue, exclusive of depreciation and amortization shown below:	3,181	4,571
Sales, marketing and development	5,358	5,123
General and administrative	2,263	2,154
Severance and related costs	4	70
Depreciation and amortization	775	980

Total operating expenses	11,581	12,898

Operating loss	(4,957)	(4,702)
Interest and other income, net	131	109

Loss from continuing operations before income taxes	(4,826)	(4,593)
Income tax benefit (provision)	65	(21)

Loss from continuing operations	(4,761)	(4,614)
Income (loss) on discontinued operations, net of tax of $91	122	(452)

Net loss	(4,639)	(5,066)
Dividends related to Series B Stock	(317)	(323)

Net loss available to common stockholders	$(4,956)	$(5,389)

Per common share:
Basic loss from continuing operations	$(0.34)	$(0.34)

Basic income (loss) from discontinued operations	$0.01	$(0.03)

Basic net loss available to common stockholders	$(0.36)	$(0.40)

Per common share:
Diluted loss from continuing operations	$(0.34)	$(0.34)

Diluted income (loss) from discontinued operations	$0.01	$(0.03)

Diluted net loss available to common stockholders	$(0.36)	$(0.40)

Shares used to calculate basic net loss per share	13,953	13,458

Shares used to calculate diluted net loss per share	13,953	13,458

Stock-based compensation, primarily restricted stock, is included in individual line items above:
Cost of services	$7	$28
Sales, marketing and development	1,100	774
General and administrative	322	293
Discontinued operations	77	464

eLoyalty Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands, except share and per share data)

	April 2, 2011	January 1, 2011
ASSETS:
Current Assets:
Cash and cash equivalents	$17,941	$20,872
Restricted cash	2,460	2,460
Receivables (net of allowances of $9 and $10)	1,781	2,041
Prepaid expenses	4,536	4,303
Other current assets	307	296
Current assets held for sale	25,334	26,946

Total current assets	52,359	56,918
Equipment and leasehold improvements, net	4,465	4,397
Goodwill	972	972
Intangibles, net	319	323
Other long-term assets	4,859	3,582

Total assets	$62,974	$66,192

LIABILITIES AND STOCKHOLDERS’ DEFICIT:
Current Liabilities:
Accounts payable	$1,852	$372
Accrued compensation and related costs	1,842	2,048
Unearned revenue	9,801	7,884
Other current liabilities	4,839	4,262
Current liabilities held for sale	28,172	31,433

Total current liabilities	46,506	45,999
Long-term unearned revenue	4,740	4,686
Other long-term liabilities	1,612	1,561

Total liabilities	52,858	52,246

Series B Stock, $0.01 par value; 5,000,000 shares authorized and designated; 3,549,078 and 3,549,078 shares issued and outstanding at April 2, 2011 and January 1, 2011, respectively, with a liquidation preference of $19,684 and $19,367 at April 2, 2011 and January 1, 2011, respectively	18,100	18,100

Stockholders’ Deficit:
Preferred stock, $0.01 par value; 35,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 50,000,000 shares authorized; 16,520,330 and 15,642,822 shares issued at April 2, 2011, and at January 1, 2011, respectively; and 15,619,175 and 14,786,005 outstanding at April 2, 2011 and January 1, 2011, respectively	165	156
Additional paid-in capital	209,179	207,985
Accumulated deficit	(208,778)	(204,139)
Treasury stock, at cost, 901,155 and 856,817 shares at April 2, 2011 and January 1, 2011, respectively	(4,770)	(4,468)
Accumulated other comprehensive loss	(3,780)	(3,688)

Total stockholders’ deficit	(7,984)	(4,154)

Total liabilities and stockholders’ deficit	$62,974	$66,192

eLoyalty Corporation

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in thousands)

	For the Three Months Ended
	April 2, 2011	March 27, 2010
Cash Flows from Operating Activities:
Net loss	$(4,639)	$(5,066)
Less: net income (loss) from discontinued operations	122	(452)

Net loss from continuing operations	(4,761)	(4,614)
Adjustments to reconcile net loss from continuing operations to net cash (used in) provided by operating activities:
Depreciation and amortization	776	980
Stock-based compensation	1,429	1,095
Reversal for uncollectible amounts	(1)	(2)
Severance and related costs	6	5
Other	(91)	—
Changes in assets and liabilities:
Receivables	266	1,458
Prepaid expenses	(1,533)	476
Other assets	(17)	7
Accounts payable	881	294
Accrued compensation and related costs	(160)	(465)
Unearned revenue	1,970	(715)
Other liabilities	(105)	(56)

Total adjustments	3,421	3,077

Net cash used in continuing operations	(1,340)	(1,537)
Net cash (used in) provided by discontinued operations	(378)	1,355

Net cash used in operating activities	(1,718)	(182)

Cash Flows from Investing Activities:
Capital expenditures and other	(206)	(76)

Net cash used in continuing investing activities	(206)	(76)
Net cash used in discontinued investing activities	(158)	(636)

Net cash used in investing activities	(364)	(712)

Cash Flows from Financing Activities:
Principal payments under capital lease obligations	(444)	(372)
Payment of Series B Stock dividends	—	(646)
Acquisition of treasury stock	(302)	(464)
Proceeds from stock compensation and employee stock purchase plans, net	34	34

Net cash used in continuing financing activities	(712)	(1,448)
Net cash used in discontinued financing activities	(29)	(27)

Net cash used in financing activities	(741)	(1,475)

Effect of exchange rate changes on cash and cash equivalents by continuing operations	(86)	(108)
Effect of exchange rate changes on cash and cash equivalents by discontinued operations	(22)	6

Effect of exchange rate changes on cash and cash equivalents	(108)	(102)

Decrease in cash and cash equivalents	(2,931)	(2,471)
Cash and cash equivalents, beginning of period	20,872	28,982

Cash and cash equivalents of continuing operations, end of period	$17,941	$26,511

	For the Three Months Ended
	April 2, 2011	March 27, 2010
Non-Cash Investing and Financing Transactions:
Capital lease obligations incurred	$639	$108
Capital equipment purchased on credit	639	108

Supplemental Disclosures of Cash Flow Information:
Interest paid	$39	$48